EXHIBIT 10.83


                             STOCK EXCHANGE AGREEMENT

     This Stock Exchange Agreement ("Agreement") dated this 23rd day of November, 1998 is by and among all of the undersigned shareholders ("Shareholders") who own 100% of the shares of Saba Acquisub, Inc., a Colorado corporation ("SAI"), SAI whose principal offices are located at 3201 Airport Drive, Suite 201, Santa Maria, California, 93455, and Horizontal Ventures, Inc., a Colorado corporation ("HVNV") whose address is 630 Fifth Avenue, Suite 1501, New York, New York, 10111:

                                   W I T N E S S E T H :

     WHEREAS, the Shareholders own 100% of the issued and outstanding common stock of SAI; and

     WHEREAS, SAI is the owner of 3,000,000 shares of the issued and outstanding common stock of Saba Petroleum Company ("Saba") which is its sole asset; and

     WHEREAS, HVNV is interested in acquiring SAI by exchanging its shares for the Shareholders' shares of SAI to be followed by the merger of SAI with and into HVNV.

     NOW THEREFOR, the parties hereto enter into this Stock Exchange Agreement on the terms, conditions and based on the consideration hereinafter set forth:

     1. The Share Exchange. At closing as hereinafter defined (the "Closing"), the Shareholders shall exchange all of the issued and outstanding shares of SAI free and clear of any liens, encumbrances or rights of any third persons of any type or kind whatsoever for 1,300,000 shares of newly issued HVNV no par value common stock. The shares of HVNV shall be issued to the Shareholders on a pro rata basis as hereinafter set forth on Exhibit A. The transaction is intended as a tax free exchange by Section 368(a)(1)(A) of the Internal Revenue Code of 1986 as amended, however HVNV is not representing that the exchange will be treated as such by the Internal Revenue Service and no request has been made to the U.S. Department of Treasury for a ruling accordingly.

     2. The Shareholders acknowledge and understand that the HVNV securities being issued to it have not been registered and are being issued by an exemption from registration available by Section 4.2 of the Securities Act of 1933 as amended, that SAI is acquiring these securities for an investment and not with a view to further distribution and that SAI may not transfer or resell the securities except for as an in-kind distribution to its shareholders on a pro rata basis in accordance with the Colorado Business Corporation Act, without the prior written permission of the company except or in accordance with Rule 144 or upon the effective date of a registration statement registering the resale of these restricted securities.

     3. Effective Date. This transaction shall deemed to have been closed effective on the 23rd of November, 1998.

     4. Merger. At Closing SAI and HVNV shall execute a merger agreement in the form attached hereto as Exhibit B whereby SAI will be merged with and into HVNV and the separate corporate existence of SAI shall be extinguished. The certificate of merger shall not be filed except subject to Section 7 hereof.

     5. Registration Rights. Within 60 days of Closing HVNV shall file a registration statement on Form S-3 or such other form which may be available to it if Form S-3 is not available for any reason to register the resale up to 1,000,000 shares of the 1,300,000 shares being issued in the exchange. HVNV shall use its best efforts to have said registration statement declared effective at the earliest practicable date after filing and to maintain the effectiveness of the registration statement until a period of two years has passed from the date of the actual Closing. The names of the selling Shareholders in the S-3 registration statement shall be as designated by said Shareholders at Closing including the number of shares of each selling Shareholder to be registered. HVNV shall pay all of the expenses of said registration statement except for any selling expenses or commissions of the Shareholders.

     6. The Closing. The Closing of the exchange of the shares shall occur at the offices of Cohen Brame & Smith Professional Corporation, 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203 on or before 10:00 a.m. on or before December 3, 1998. At such place and time the parties to this Agreement shall exchange certificates and any other documents required for assignment thereof and execute the Merger agreement. Should the Shareholders, pending Closing, elect to pay down the margin debt as defined in Section 11(a) of this Agreement, the Shareholders shall be entitled to a prorata increase of the number of shares of HVNV received, up to a maximum of 40,000 additional HVNV shares if the entire debt of SAI is paid off prior to Closing. If additional shares are to be issued, Exhibit A shall be adjusted and initialed at Closing.

     7. Termination Clause. At the option of the Shareholders upon a unanimous election thereby or HVNV, either the Shareholders or HVNV may terminate this Agreement and the Merger agreement on or before December 31, 1998 if and only if HVNV fails to close the Common stock Purchase Agreement dated October 8, 1998 by and between HVNV and Saba Petroleum Company or the Preferred Stock Purchase Agreement by and between HVNV and RGC dated October 6, 1998 in accordance with the terms of those Agreements as they may be extended or amended by the parties thereto. In furtherance of the rights granted by this clause, Cohen Brame & Smith Professional Corporation, counsel to HVNV, shall, at Closing, upon receipt of all the closing documents including the certificates and any required stock powers, maintain possession of all of the documents and stock certificates and not distribute same to the rightful owners or file the certificate of merger with the Secretary of State of the State of Colorado until such time as the Parties hereto have waived their rights by this clause or on or after December 31, 1998, whichever shall first occur. Should HVNV or the Shareholders unanimously elect to terminate this Agreement and the Merger agreement in accordance with the terms of this clause, Cohen Brame & Smith Professional Corporation shall return the documents and certificates in its possession to the Parties to this Agreement in accordance with their jointly executed instructions. Should the termination clause be waived or should Cohen Brame & Smith Professional Corporation not receive properly executed instructions on or before December 31, 1998, it shall automatically deliver the documents executed at Closing and the certificates to the appropriate party and file the certificate of merger with the Colorado Secretary of State's Office as per the terms of this Agreement.

     8. Indemnification. HVNV and when and if HVNV is entitled to control Saba, Saba do and shall agree to indemnify the Shareholders, individually, jointly and severally to the fullest extent permitted by the Articles of Incorporation, Bylaws and the state statutory law relating thereto with respect to any claim or action arising as a result of the terms and conditions of this Stock Exchange Agreement. Any rights to indemnification are subject to the Shareholders notifying HVNV and/or Saba of any threatened claim or claim in a timely fashion thereby permitting HVNV and/or Saba to defend the threatened claim or claim effectively in accordance with the terms of this indemnification.

     9. Voting Agreement. From Closing and until December 31, 1999 or such shorter period as the Shareholders own the shares of HVNV received in this exchange transaction, the Shareholders agree that they will execute upon the reasonable request of HVNV proxies in the form set forth as Exhibit C attached hereto. The Shareholders acknowledge that they will be required to execute more than one proxy during the term of this voting agreement and they shall cooperate in delivering said proxies to HVNV immediately upon receipt of the request for a new proxy. The parties hereto acknowledge that this voting agreement was separately bargained for and is a material term to and forms a substantial part of the basis for the consideration being paid by HVNV for the acquisition of SAI. The parties further acknowledge that a revocation or attempted revocation of the proxy being granted hereby would cause substantial, immediate and irreparable damage to HVNV. The parties further acknowledge that it would be difficult in light of the anticipated or actual harm caused by a breach of this voting agreement to determine and/or prove the losses suffered by HVNV and impossible for HVNV to obtain an adequate, timely remedy. Therefore, in addition to the right of HVNV to immediate equitable relief in the form of temporary, preliminary and permanent injunctive relief HVNV shall be entitled to liquidated damages. The parties have agreed that upon breach of this voting agreement by the Shareholders or any one thereof, the breaching Shareholder(s) shall forfeit up to one million shares in the aggregate of the HVNV Common stock issued as consideration herein. If one or more but not all of the Shareholders breach the voting agreement, then only that Shareholder shall be required to pay liquidated damages. The number of shares to be forfeited by the breaching Shareholder shall be calculated based on a formula whereby the numerator is the number of shares received by the breaching Shareholder in the exchange transaction as set forth in Exhibit A and the denominator shall be 1.3 million with the resulting fraction being multiplied times one million or such lessor number of HVNV shares then owned by the breaching Shareholder.

     The parties hereto acknowledge that they have negotiated the amount and reasonableness of the liquidated damages at arms length and with the assistance of independent counsel and agree that the liquidated damage clause established herein is fair and reasonable is not be construed as a penalty and that their individual signatures on this Agreement shall be construed as conclusive evidence thereof.

     10. Matters Pending Closing. neither party will make any public announcement with respect to the matters contained herein without the prior written consent of the other except as may be required upon the advise of counsel to comply with reporting requirements of the Securities and Exchange Commission, AMEX or the Nasdaq stock market. Pending Closing HVNV shall conduct its business in its ordinary course except that the parties acknowledge that HVNV is attempting to obtain control through acquisition or otherwise a controlling interest in Saba which is outside its ordinary course. Relative to any matter that requires a vote of shareholders of Saba between the date of this Agreement and Closing, SAI agrees to vote in accordance with the direction of the Board of directors of HVNV. The parties to this Agreement will obtain any and all necessary authority to conclude the terms of this Agreement at or before Closing and/or any regulatory or self-regulatory organizational approvals. Further pending Closing, the parties to this Agreement will use good faith in commercial dealings related to the Stock Exchange Agreement, acknowledge that each party will spend a substantial effort and expense based on the commitments made herein.

     11.   Representations and Warranties.

           a. Representations and Warranties of SAI and the Shareholders. SAI and the Shareholders represent and warrant that with the exception of margin account loan balances of an amount not to exceed a total of $300,000 at the Global Hanna Trading ($211,436.00) and Farris Baker ($89,727.00) brokerage firms which margin loans are secured by 660,000 and 305,200 shares of the Saba Petroleum Company common stock respectively owned by SAI, the Saba shares being exchanged by the terms of this agreement are owned by them free and clear of any liens, encumbrances and free from any rights of any third party whatsoever including spousal rights. Additionally, SAI and the Shareholders represent and warrant that the margin loan balance not to exceed $300,000 with the brokerage firms above set forth are not presently subject to a margin call, is current in principal and interest payments and in no other way in default, and that all documentation relative to said account shall be delivered to HVNV and there are no undisclosed material issues related to that account. SAI and the Shareholders further represent and warrant that all corporate authority required of them has been obtained and that they may close this Agreement without any further authority or consent of any third party. SAI and the Shareholders further represent and warrant that they are obtaining the HVNV securities for an investment and not with a view towards further distribution and acknowledges that the securities of HVNV acquired as a result of this Agreement will have a restrictive legend placed on the certificates representing the shares acquired.

           b. Representations and Warranties of HVNV. HVNV acknowledges that it is a corporation in good standing with full power and authority to enter into this transaction and that at or before Closing it shall have received any and all necessary approvals for entering into and Closing this transaction in accordance with its terms. HVNV represents and warrants that it is a publicly traded company listed on the Nasdaq Small Cap Market, that its securities trade under the symbol HVNV and that it is current in all of its reports with the Securities and Exchange Commission. HVNV further represents that the information and financial statements contained in its reports including the recently filed 10-QSB for the period ended September 30, 1998 are true and accurate in all material respects. HVNV further represents and warrants that it is acquiring the shares of Saba for investment and not with a view to further distribution but with a view of obtaining control of Saba in accordance with documents filed with the Securities and Exchange Commission and further documents to be filed.

     12. First Right of Refusal. For a period of three years from the date of Closing the Shareholders agree that should they desire to dispose of the shares of HVNV received by the terms of this Agreement, they must first offer to HVNV the right to repurchase these shares on the same terms and conditions as they are to be offered to any third party. At such time as a Shareholder desires to dispose of its HVNV shares, it must notify HVNV in writing of its
intent and the terms of the proposed sale.   HVNV shall have a period of seven
days from the date of the receipt of notice to accept the terms of the sale on the terms and conditions set forth in the notice or, in the alternative to elect not to participate. If HVNV elects not to participate, the Shareholder may complete the sale as proposed in the notice on the same terms and conditions as proposed or in its sole discretion not complete the sale.
Should the Shareholder not complete the sale, it may not complete any further sales during the term of HVNV's first right of refusal without subsequent notices being issued to HVNV relative to those subsequent proposed transactions.

               [BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK]

Dated the year and date first above set forth.

Shareholders:

CAPCO RESOURCES LTD.                      HORIZONTAL VENTURES, INC.



                                     By:_________________________________
                                       By: /S/ RANDEEP S. GREWAL
                                           Randeep Grewal,
                                           Chairman and CEO

CAPCO ACQUISUB, INC.                       SABA ACQUISUB, INC.



By: ________________________________      By: ___________________________

SEDCO, INC.



By: ________________________________

PARKFIELD MANAGEMENT LIMITED



By: /S/ WILLIAM J. HICKEY
     As attorney-in-fact for Kanti Shah, President
     Authority



                                   EXHIBIT A



Name of Exchange Shareholder  No. of SAI Shares Exchanged  No. of HVNV Shares
                                                           to be Received

Capco Resources Ltd.                   2,667                   346,667
Capco Acquisub, Inc.                   6,362                   827,094
Sedco, Inc.                              554                    72,072
Parkfield Management Limited             417                    54,167



                                     EXHIBIT B


                         AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (hereinafter called the "Merger agreement") is made effective as of _______________, 1998, by and between Saba Acquisub, Inc., a Colorado corporation ("SAI"), and Horizontal Ventures, Inc., a Colorado corporation ("HVNV"). SAI and HVNV are sometimes referred to as the "Constituent Corporations," with reference to the following facts:

     A. The authorized capital stock of HVNV consists of fifty million (50,000,000) shares of no par value common stock and fifty million (50,000,000) shares of preferred stock. The authorized capital stock of SAI consists of _____________ (___________) shares of common stock, $____ par value.

     B.   There are currently _________ shares of stock of HVNV outstanding.

     C. SAI has no subsidiaries, and has a total of _________ shares of $___ par value common stock issued and outstanding, and there are no options or other rights to acquire any newly issued shares available to any person.

     D. The directors of the Constituent Corporations deem it advisable and to the advantage of such corporations that SAI merge into HVNV upon the terms and conditions herein provided.

     NOW, THEREFORE, the parties do hereby adopt the plan of merger encompassed by this Merger agreement and do hereby agree that SAI shall merge with and into HVNV on the following terms, conditions, and other provisions:


1.     TERMS AND CONDITIONS

     1.1 Merger. SAI shall be merged with and into HVNV(the "Merger"), and HVNV shall be the surviving corporation (the "Surviving Corporation") effective upon the date when this Merger agreement or a Certificate of Merger is filed with the Secretary of State of Colorado (the "Effective Date").

     1.2 Succession. On the Effective Date, HVNV shall continue its corporate existence under the laws of the State of Colorado, and the separate existence and corporate organization of SAI, except insofar as it may be continued by operation of law, shall be terminated and cease.

     1.3 Transfer of Assets and Liabilities. On the Effective Date, the rights, privileges, powers and franchises, both of a public as well as of a private nature, of each of the Constituent Corporations shall be vested in and possessed by the Surviving Corporation, subject to all of the disabilities, duties and restrictions of or upon each of the Constituent Corporations; and all singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, of each of the Constituent Corporations, and all debts due to each of the Constituent Corporations on whatever account, and all things in action or belonging to each of the Constituent Corporations shall be transferred to and vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest, shall be thereafter the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; provided, however, that the liabilities of the Constituent Corporations and of their stockholders, directors and officers shall not be affected and all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgments as if the Merger had not taken place except as they may be modified with the consent of such creditors and all debts, liabilities and duties of or upon each of the Constituent Corporations shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

     1.4 Manner of Accomplishing Merger. The Merger shall be accomplished by way of the exchange of 100% (____________ shares) of the issued and outstanding shares of SAI for 1,300,000 shares of the common stock of HVNV. The transfer agent will automatically be instructed to issue new certificates of HVNV to each of the shareholders of SAI in accordance with Exhibit A attached hereto, at the address listed in the register of SAI shareholders.
No fractional shares will be issued, but each fractional share will be rounded up to the next share and a certificate for HVNV will be issued to each record holder of SAI accordingly. The exchange will be accomplished by an exemption from registration provided by Section 4(2) of the Securities Act of 1933.

     1.5 Rights of Appraisal. This Merger shall be subject to the unanimous approval by the stockholders and there shall be no outstanding appraisal rights.

     1.6 Obligations of SAI Not to Issue its Securities. As of the date of this Merger agreement and until the date of closing, SAI shall not issue any additional shares of its common stock to any person or entity whatsoever, including as a result of having previously issued any warrants to acquire common stock, any options to acquire its securities as a result of any employee stock option plan or otherwise, or by any employee benefit plan. SAI further represents that the capitalization, as set forth in paragraph C of the preamble to this Agreement, is true and accurate in all respects.

2.     CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

     2.1 Certificate of Incorporation and Bylaws. The Articles of Incorporation of HVNV in effect on the Effective Date shall continue to be the Articles of Incorporation of the Surviving Corporation. The Bylaws of HVNV shall be the Bylaws of the Surviving Corporation, as they may be amended from time to time.

     2.2 Directors. The directors of HVNV immediately preceding the Effective Date shall become the directors of the Surviving Corporation on and after the Effective Date to serve until the expiration of their terms and until their successors are elected and qualified.

     2.3 Officers. The officers of HVNV immediately preceding the Effective Date shall become the officers of the Surviving Corporation on and after the Effective Date to serve at the pleasure of its Board of directors.

3.   MISCELLANEOUS

     3.1 Further Assurances. From time to time, and when required by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of SAI such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action as shall be appropriate or necessary in order to vest or perfect in or to conform of record or otherwise, in the Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of SAI and otherwise to carry out the purposes of this Merger agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of SAI or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

     3.2 Amendment. At any time before or after approval by the stockholders of SAI, this Merger agreement may be amended in any manner (except that, after the approval of the Merger agreement by the stockholders of SAI, the principal terms may not be amended without the further approval of the stockholders of SAI) as may be determined in the judgment of the respective Board of directors of Phone and SAI to be necessary, desirable, or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purpose and intent of this Merger agreement.

     3.3 Conditions to Merger. The obligation of the Constituent Corporations to effect the transactions contemplated hereby is subject to satisfaction of the following conditions (any or all of which may be waived by either of the Constituent Corporations in its sole discretion to the extent permitted by law):

          (a) the Merger shall have been approved by all of the stockholders of SAI in accordance with applicable provisions of the Colorado Revised Statutes; and

          (b) any and all consents, permits, authorizations, approvals, and orders deemed in the sole discretion of SAI to be material to consummation of the Merger shall have been obtained; and

          (c) the securities issued by HVNV shall be issued by an exemption from registration by the Securities Act of 1933 (as amended); and

          (d) any other requirements under applicable Colorado law shall have been satisfied in connection with the Merger.

     3.4 Abandonment or Deferral. At any time before the Effective Date, this Merger agreement may be terminated and the Merger may be abandoned by the Board of directors of HVNV, notwithstanding the approval of the Merger by the stockholders of SAI or HVNV, or the consummation of the Merger may be deferred for a reasonable period of time if, in the opinion of the Boards of Directors of HVNV, such action would be in the best interest of such corporations. In the event of termination of this Merger agreement, this Merger agreement shall become void and of no effect and there shall be no liability on the part of either Constituent Corporation or its Board of directors or stockholders with respect thereto.

     3.5 Counterparts. In order to facilitate the filing and recording of this Merger agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

     IN WITNESS WHEREOF, this Merger agreement, having first been duly approved by the Board of directors of SAI and HVNV, is hereby executed on behalf of each said corporation and attested by their respective officers thereunto duly authorized.

                                       SABA ACQUISUB, INC.
                                       a Colorado corporation



                                       By:_____________________________
ATTEST:



______________________________
______________________________
Secretary

                                       HORIZONTAL VENTURES, INC.
                                       a Colorado corporation



                                        By:_______________________________
ATTEST:                                 Randeep S. Grewal, President


______________________________
______________________________
Secretary



                                 EXHIBIT C

                                  PROXY
               SHAREHOLDERS MEETINGS OF HORIZONTAL VENTURES, INC.


     The undersigned shareholder of Horizontal Ventures, Inc., a Colorado corporation, hereby appoints Randeep S. Grewal my proxy to attend and represent me at any annual or special meeting of the shareholders of Horizontal Ventures, Inc. or at any adjournment of that meeting called in the normal course and to vote my shares on any matter or resolution which may come before the meeting and to take any other action which I could personally take if present at the meeting. Randeep S. Grewal has my full authority to vote this proxy in his sole discretion. This proxy gives authority to Mr. Grewal to vote for me on any matters as may properly come before any meeting during the term of my proxy which under no circumstances shall exceed the later of eleven months from the date of the execution of my proxy or December 31, 1999.


Number of shares owned: ___________________

Dated: __________________________________



_______________________________________
Signature
(Signed exactly as name appears on certificate)


_______________________________________
Print name of shareholder